Exhibit 99.1

March 3, 2011

CEO Answers Investors’ Questions – Scheduled Response #1

1.

What has happened to the stock in the past two weeks?

RESPONSE: LFBG was delisted from fully-reporting trading exchanges (OTCBB) because of no fault of our own. The problem occurred when the PCAOB, after failing to setup a meeting with our former auditor, chose to bar our former auditor from future service. As a result of this action, our audited financials for the past 2 years were considered no longer valid. In our own effort to further investigate any inaccuracies with our former auditors’ practices, we hired a new auditor, Malone-Bailey because of their remarkable reputation and annual inspection meeting with the PCAOB. After restating 5 quarters and filing our results for the period ending 12/31/2010 in a three week period, we have since also begun work on amending our 3/31/2010 annual report and expect to complete our 3/31/2011 annual report on-time before the end of June. Although our accounting department and Malone-Bailey is working tirelessly to complete this new 2 year audit, our company is prevented from trading on certain exchanges until such audits are complete and filed with the SEC. And therefore, we expect to qualify for an OTCBB listing before the end of June. To read more about the PCAOB’s decision, you can read it online at: http://pcaobus.org/Enforcement/Decisions/Documents/Crane.pdf.

2.

How has the PCAOB’s decision affected our stock?

RESPONSE: For starters, we were delisted from the OTCBB and the uncertainty has thus far resulted in a 43% decline in our market capitalization. Further, websites like Yahoo!Finance and others no longer quote our stock. This has had and will continue to have a serious negative impact on our ability to market to investors.

3.

What is your opinion about these events and how would you suggest I move forward as an investor?

RESPONSE: If you don’t have a licensed financial advisor, get one. After that, in our specific case, this is a huge question. If I was to say, “I believe our stock is undervalued by a significant multiple factor to become apparent within the next 6-9 months”, regulatory agencies are likely to accuse me of pumping our stock, and if the stock does not go up in price, investors are going to accuse me of market manipulation. Fact is, I have no control over the trading of our stock. Add to this dilemma the possibility that regulations regarding private financings prevent the company from disclosing such details publicly until afterward. Otherwise, a private transaction loses its exemption from registration. So, not only do my attorneys want me to ignore this important investor question for fear of offending the SEC, the PCAOB, FINRA or our investors, SEC rules and regulations sometimes specifically prevent me from telling the public what’s really going on behind the scenes. So, rather than answer the question above directly, let me just say that you shouldn’t be surprised if our company’s value increases because of our new interest in MyPraize and the pending release of MyPraize 2.0 before Christmas. To satisfy my attorneys and all other regulatory agencies, I can by no means give you such assurance. But if I’m right, no one can say I kept silent and allowed our stock to tumble while keeping information from the public. Check out MyPraize.com and consider what MyPraize 2.0 might mean for you as an investor; do this in context to the valuations of other social networks. And above all, listen to the advice of a licensed financial advisor.

4.

Can you provide the number of units sold last quarter?

RESPONSE: We sold in excess of 80,000 units of our games in the quarter ended December 31, 2010.

5.

Can you provide more information about Modesa?  Is it a private investor?

RESPONSE:  Modesa came to us as a referral from a trusted group of advisors who have been heavily involved in raising more than a billion dollars collectively for many companies throughout the past 30 years. We performed due-diligence and are satisfied with our findings.

6.

How soon will shares be sold to Modesa?

RESPONSE: Modesa is not authorized to sell shares without our approval. The purpose of this is to give us control over dilution and the rate of sales in the market. In this way, there will never be a large overhang for shareholders to be concerned with to be sold into the market. Our minimum financing is for $500,000. If we are not pleased with the relationship to that point, we can cancel the agreement. This is the best form of equity financing we could find at the best terms, despite offers from more than a dozen firms to finance our business in the past 6 months.

7.

How will the money received from Modesa be used to grow the company?

RESPONSE: We will continue to develop more products on new platforms; and those we develop will further increase in quality.

8.

Is there a timeline of when the additional Authorized Shares will be added to the

Outstanding Shares?

RESPONSE: No. We will receive funds we determine for ourselves that we need to increase ou capital requirements.

9.

When will dilution end? Is that in this year’s plan?

RESPONSE: Dilution will substantially decrease once the company has met its capital requirements and is growing its capital base solely on operational profitability.

10.

How does the company plan to increase shareholder value (especially for the current shareholders) to offset the increased number of outstanding shares?

RESPONSE: We will release more products on new platforms and increase our total number of units sold year after year. We also expect to grow our cash position so that we are able to take advantage of acquisition opportunities as they occur.

11.

Since interest in the stock has declined, why not do a reverse split to get our share count and float down?

RESPONSE: Our revenues must increase substantially before we can qualify for a NASDAQ listing. And in view of last years’ experience, we have no intention whatsoever in effectuating a reverse until such time that we are able to build a consensus among investors.

12.

How long until you can reapply for the OTCBB?

RESPONSE: This should happen before the end of June, after our 2 year audit is complete and filed with the SEC.

13.

Why wouldn’t people sell all their shares now to then buy during the summer knowing that (historically/predictably) the price-per-share will continue to drop until the Christmas selling and PR season?

RESPONSE: As I stated above, it is possible that some investors will recognize the significant value of MyPraize, which we have not owned until the acquisition was signed in January 2011. And for this reason, historical trends in value cannot be assured.

14.

How do you plan to restore investor confidence?

RESPONSE: As the prevailing pioneer in this new niche of Christian video games, we haven’t lost investor confidence as we just announced record revenues and our first quarterly profit. Perhaps the right question you meant to ask is, “How do you plan to restore investor confidence in the stock price?” The answer is perhaps the most obvious. One man’s trash is another man’s treasure. This is the nature of the public markets. To state any form of assurance in trading markets would be irresponsible.

15.

Historically, long-term investors (folks faithfully holding) have seen their LFBG investment destroyed, including and especially after averaging-down. Will that change this year and how if so?

RESPONSE: I disagree. Virtually every shareholder who have averaged-down as the stock price has dropped, has eventually made a profit when our stock has risen substantially. The only time averaging-down has not worked is when A) an investor has not acquired enough additional stock at lower prices; and B) the shareholder is not prepared to capitalize when the price per share rises above their price-per-share average. Historically, our stock has risen to a multiple value many times and I have received numerous reports from investors of their success. Short-term investors who have not averaged-down have been the most significant victims as a result of OTCBB marketplace factors which caused significant fluctuations in our stock price, prior to our company having any significant revenues or fundamentals.

16.

What platforms are going to be pursued and can you provide a timeline for releases?

RESPONSE: Console and Mobile platforms. More will be announced on March 10, 2011.

17.

Will additional staff and resources need to be added when we move to the different consoles?

RESPONSE: No, development will not increase substantially. Yes, marketing and inventory capital budgets will increase substantially.

18.

Are there any plans for an online Christian Virtual World?

RESPONSE: Yes. More will be announced on March 10, 2011.

19.

Will we be adding any new game titles this year?

RESPONSE: Yes. More will be announced on March 10, 2011.

20.

With profit margins supposedly much higher with digital distribution (i.e. Steam, GOG, etc), what are your thoughts on releasing the current PC games in this format to reach a different audience?

RESPONSE: Within the next month, we expect to make all our games available for purchase via download. This will coincide with a new online store launch.

21.

A lot of smaller, independent console titles are released on XBLA and PSN exclusively or along with big box release.  Is this something you are looking into as far as console conversion is concerned?

RESPONSE: We are looking to put Praise Champion, the world’s highest quality Christian singing Karaoke game, onto the Nintendo Wii and learn with practical experiences. We have serious concerns about the fragmentation of the marketplace which is occurring as a result of the growing mobile marketplace and want to be careful not to jump into the console business without a more accurate and fair evaluation during the Christmas 2011 period.

22.

Have you considered smart phone apps?

RESPONSE: Yes. More will be announced on March 10, 2011.

23.

What are the plans for mypraize.com?

RESPONSE: I am expecting MyPraize to become the #1 Christian online social network in less than 24 months. This is our goal.

24.

What are future marketing plans for LFBG?

RESPONSE: In this order, our marketing focus is A) online sales; B) retail sales support; and C) international expansion.

25.

Where do you see this stock in a year…two years?

RESPONSE: As I stated above, rules & regulations prevent me from providing an assured, direct answer to this question.

26.

Why were investors told that filing of the 10Q would happen on time when you knew that it would not be?

RESPONSE: Firstly, the filing took advantage of a free 5-day delay and was interpreted by SEC Rules as an on-time filing. That said, I had expected we could file earlier, but the PCAOB’s decision changed everything. Our accounting staff did a remarkable job getting 5 restatements and the new 10-Q filed within 3 weeks.

27.

Can we expect things to be filed on time from now on and will the filings reflect the true direction of the company and the choices made by management?

RESPONSE: In accordance with SEC Rules, I believe we have only been late one time in the past 2 years.

28.

What should we expect about news?  Will it continue to be mixing good news in with the bad?  Will it be better timed for the concern of shareholders?

RESPONSE: If I become aware of good and bad news in the same timeframe, you can be sure I will not sugar coat the good news and hold back the bad news for the benefit of a few short-term investors. I believe we have an excellent business model long-term. Myself and our Board of Directors will continue to make decisions we believe are in the best long-term interest of the company.

29.

Do you outsource in the area of investment relations?  If you do, who are your investment advisors and what are their qualifications?  If not, would you consider using an investment relations firm to gain back confidence and build your relationship with the investor market?

RESPONSE: From 2006-2008, our company entered into 8 different investor relations relationships with consultants. Every one of them failed. We did hire an IR firm in 2009-2010, and we believe their efforts were successful. But once I received a complaint from an investor, we fired them immediately. Our opinion about Investor Relations firms is not positive. That said, we know there are quality firms out there which cost quite a bit to hire. For this reason, we continue to manage investor relations internally. However, we have hired PrecisionIR, the same company that sends annual reports to interested investors on Yahoo!Finance.com. We receive hundreds of new leads monthly; they manage the investor relations portion of our website and thus far, we are pleased with this relationship.

30.

Who are your investment bankers?  What are their qualifications and history?

RESPONSE: Our investment bankers have not provided me the authority to publish their private information. Please keep questions like this more general in nature. I have already provided the basic information regarding their qualifications in previous letters.

31.

Do you have a business plan/clear direction for the company?  Can we see a staged plan of where you want to go and what you need to make it happen?

RESPONSE: Yes. We have a business model in a workbook comprising more than 10 spreadsheets, covering the next 5 years. However, this is a confidential document.

32.

What is its projected return-on-investment for 2011?

RESPONSE: We believe it will be between 10%-25%. It’s too early to provide more details with assurance.

33.

What’s the marketing plan for this year to drive results beyond last year?

RESPONSE: More products. More targeted marketing. More information will be released on March 10, 2011.

34.

Is there any plan to increase LBGames exposure in the media or SEO positions (as currently we’re functionally invisible)?

RESPONSE: We are looking to hire a firm to handle this for us on a more long-term basis. If you can recommend a firm that you know will earn us more cash than the expense to hire them, with assurance, please send us that information as quickly as possible.

35.

When will you actually be delivering games on platforms other than PC? Is the LifeLine development agreement from 12/09 in effect or producing? Isn’t this a top-priority?

RESPONSE: Yes. More information will be released on March 10, 2011.

36.

How do you plan to reduce costs and increase sales now until the Christmas selling season?

RESPONSE: Our development costs will be substantially lower in 2011 as a result of our development agreement with Lifeline Studios, which provided more than a million dollars in stock-based compensation in the past year. As a result, we expanded our relationship with Lifeline Studios to oversee the development of nearly all of products over the next several years. And for this reason, our cash-related development expenses for the upcoming fiscal year are expected to be substantially reduced while at the same time, we are expanding our product line at a record pace. More will be revealed on March 10, 2011.

Thank you to our investors for providing their questions. I will attempt to answer additional questions on a monthly basis.

Respectfully with kind regards,

Troy A. Lyndon
Chairman & Chief Executive Officer
Left Behind Games Inc.
(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.